As filed with the Securities and Exchange Commission on March 16, 2015

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Aflac Incorporated

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1167100 (I.R.S. Employer Identification Number)

1932 Wynnton Road Columbus, Georgia 31999 (706) 323-3431
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Aflac Incorporated Executive Deferred Compensation Plan (Full Title of the Plan)

Audrey Boone Tillman
Executive Vice President and General Counsel
Aflac Incorporated
1932 Wynnton Road
Columbus, Georgia 31999
(706) 323-3431
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: Michael P. Rogan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, DC 20005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12B-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)

Accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be registered(1)(2)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Deferred Compensation Obligations (1)	$20,000,000	100%	$20,000,000 (2)	$2,324

(1)	Unsecured general obligations of Aflac Incorporated to pay deferred compensation in accordance with the terms of the Aflac Incorporated Executive Deferred Compensation Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

(3)
In accordance with Section 6(b) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the amount of the registration fee was determined by multiplying the proposed maximum aggregate offering price by 0.0001162.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Aflac Incorporated (“Aflac” or the “Registrant”) to register $20,000,000 in Deferred Compensation Obligations (as defined below) issuable under the Aflac Incorporated Executive Deferred Compensation Plan (the “Plan”).  Aflac’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on June 26, 2006 (File No. 333-135327), which registered 500,000 shares of Aflac’s common stock, par value of $.10 per share, and $10,000,000 in Deferred Compensation Obligations issuable under the Plan, and Aflac’s registration statement on Form S-8 filed with the SEC on August 11, 2009 (File No. 333-161269), which registered $30,000,000 in Deferred Compensation Obligations issuable under the Plan, are incorporated herein by reference, except to the extent that the items in this Registration Statement update such information contained therein.  This Registration Statement is filed pursuant to General Instruction E to Form S-8.

Aflac is registering the Deferred Compensation Obligations under this Registration Statement because of uncertainty whether such Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act of 1933, as amended (the “Securities Act”).  The registration of the Deferred Compensation Obligations under this Registration Statement is not an admission by Aflac that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

PART I         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant information and Employee Plan Annual Information.*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Aflac with the Securities and Exchange Commission are incorporated into this prospectus by reference:

1.	Aflac’s Annual Report on Form 10-K for the year ended December 31, 2014;

2.	Aflac’s Current Reports on Form 8-K filed on February 10, 2015, February 26, 2015 and March 12, 2015;

3.
Aflac’s Definitive Proxy Statement on Schedule 14A, filed on March 20, 2014 (other than information in such Definitive Proxy Statement that is not specifically incorporated by reference in Aflac’s Annual Report on Form 10-K for the year ended December 31, 2013); and

4.
The description of Aflac’s stock contained in a registration statement filed under the Securities Exchange Act of 1934, as amended, and any amendments or reports filed with the SEC for the purpose of updating such description.

As long as Aflac offers the Plan, Aflac also incorporates by reference additional reports, proxy statements and other documents that it may file with the Securities and Exchange Commission after the date of this Registration Statement under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein).

Item 4.  Description of Securities.

The obligations of Aflac under the Plan (the “Deferred Compensation Obligations”) that are registered hereunder are unsecured obligations of Aflac to pay deferred compensation in the future in accordance with the terms of the Plan.  The Plan is included as Exhibit 99.1 to this Registration Statement.  Such Exhibit sets forth a description of the Deferred Compensation Obligations and is incorporated in its entirety in this Item 4 pursuant to Rule 411(b)(3) under the Securities Act.

No participant under the Plan shall have any preferred claim to, or any beneficial ownership interest in, any assets that are subject to the Plan.  All such assets are subject to the claims of the creditors of Aflac until they are paid to the participant in accordance with the terms of the Plan.

Item 5.  Interests of Named Experts and Counsel.

The validity of the Deferred Compensation Obligations described herein has been passed upon for Aflac by Audrey Boone Tillman, Executive Vice President and General Counsel of Aflac.  Ms. Tillman owns shares of, and certain rights to acquire shares of, the Registrant’s common stock.

Item 6.  Indemnification of Directors and Officers.

The Georgia Business Corporation Code permits a corporation to indemnify a director or officer if the director or officer seeking indemnification acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity, that his or her action was in the best interest of the corporation, (ii) in all other cases, that his or her action was at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceedings, that he or she had no reasonable cause to believe his or her conduct was unlawful, provided that indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.  The Georgia Business Corporation Code prohibits indemnification of a director in connection with a proceeding by or in the right of the corporation (other than for reasonable expenses) if it is determined that the director has not met the relevant standard of conduct or with respect to conduct for which he or she was adjudged liable on the basis that a personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.  The Georgia Business Corporation Code additionally prohibits indemnification of an officer for liability arising in connection with appropriation of a business opportunity of the corporation, intentional or knowing violation of law, improper distributions or improper personal benefit.

Aflac’s articles of incorporation provide that, to the fullest extent permitted by Georgia law, as the same exists or may be hereafter amended, no director of Aflac shall be personally liable to Aflac for monetary damages for any breach of the duty of care or other duty as a director, provided that Aflac’s articles of incorporation do not limit or eliminate liability for (i) a breach of duty involving an appropriation of a business opportunity of Aflac; (ii) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law; (iii) any action for which a director could be found liable pursuant to Section 14-2-154 of the Georgia Business Corporation Code, or any amendment or successor provision of such section; and (iv) any transaction from which the director derived an improper personal benefit.  In addition, a director’s liability will not be limited as to any payment of a dividend or approval of a stock repurchase that is illegal under Section 14-2-640 of the Georgia Business Corporation Code.

Aflac maintains (i) director and officer liability insurance that provides for indemnification of the directors and officers of Aflac and of its majority-owned subsidiaries and (ii) company reimbursement insurance that provides for indemnification of Aflac and its majority-owned subsidiaries in those instances where Aflac and/or its majority-owned subsidiaries indemnified its directors and officers.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Below is a list of the exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description of Exhibit

5.1	Opinion of Audrey Boone Tillman, Esq.

23.1	Consent of KPMG LLP

23.2	Consent of Audrey Boone Tillman, Esq. (included in opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (set forth on the signature page hereof)

99.1	Aflac Incorporated Executive Deferred Compensation Plan

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbus, state of Georgia, on March 16, 2015.

Aflac Incorporated

Dated: March 16, 2015	By:	/s/ Daniel P. Amos
Daniel P. Amos
Chief Executive Officer, Chairman of the Board of Directors

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers, directors and authorized representatives of Aflac Incorporated, hereby severally constitute and appoint Audrey Boone Tillman and Kriss Cloninger III, and each of them the lawful attorneys and agents, with full power of substitution and authority, to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the Registration Statement on Form S-8 filed herewith, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Aflac Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by either of our said attorneys, or his or her substitute or substitutes, to any and all amendments to said Registration Statement or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel P. Amos	Chief Executive Officer,	March 16, 2015
Daniel P. Amos	Chairman of the Board of Directors

/s/ Kriss Cloninger III	President, Chief Financial Officer,	March 16, 2015
Kriss Cloninger III	Treasurer and Director

/s/ June Howard	Senior Vice President, Financial	March 16, 2015
June Howard	Services, Chief Accounting Officer

/s/ Paul S. Amos II	Director	March 16, 2015
Paul S. Amos II

/s/ W. Paul Bowers	Director	March 16, 2015
W. Paul Bowers

/s/ Elizabeth J. Hudson	Director	March 16, 2015
Elizabeth J. Hudson

/s/ Douglas W. Johnson	Director	March 16, 2015
Douglas W. Johnson

/s/ Robert B. Johnson	Director	March 16, 2015
Robert B. Johnson

/s/ Thomas J. Kenny	Director	March 16, 2015
Thomas J. Kenny

/s/ Charles B. Knapp	Director	March 16, 2015
Charles B. Knapp

/s/ Barbara K. Rimer	Director	March 16, 2015
Barbara K. Rimer

/s/ Melvin T. Stith	Director	March 16, 2015
Melvin T. Stith

/s/ David Gary Thompson	Director	March 16, 2015
David Gary Thompson

/s/ Takuro Yoshida	Director	March 16, 2015
Takuro Yoshida

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Audrey Boone Tillman, Esq.

23.1	Consent of KPMG LLP

23.2	Consent of Audrey Boone Tillman, Esq. (included in opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (set forth on the signature page hereof)

99.1	Aflac Incorporated Executive Deferred Compensation Plan